Exhibit 10.11

SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this 1st day of August, 2007 (the “Effective Date”) by and between Spectrum Brands, Inc. (“Spectrum”) and Randall J. Steward (“Steward”).

WHEREAS, Steward has been employed by Spectrum as Executive Vice President and Chief Financial Officer; and

WHEREAS, Steward and Spectrum are parties to an Amended and Restated Employment Agreement dated April 1, 2005 (the “Employment Agreement”) and attached hereto as Exhibit A; and

WHEREAS, Spectrum and Steward have agreed that Steward will relinquish his position as Executive Vice President and Chief Financial Officer as of June 8, 2007 and will resign his employment with Spectrum effective July 31, 2007; and

WHEREAS, Spectrum and Steward desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Steward’s employment with Spectrum.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Steward and Spectrum agree as follows:

I. LAST DAY OF EMPLOYMENT. Steward’s last day of employment with Spectrum will be July 31, 2007.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth herein, Spectrum will provide to Steward those payments and other remuneration set forth in Exhibit B. Steward acknowledges that he is not otherwise entitled to all of the benefits provided under this Agreement and that he understands that he will not receive all of these benefits unless he signs this Agreement and it becomes effective. Steward also acknowledges that notwithstanding anything to the contrary in this Agreement (including the Exhibits): (a) Steward will be responsible for the tax liability associated with any payments made to him pursuant to this Agreement; (b) Spectrum may withhold from any payment an amount equal to the amount Spectrum is required to withhold for Federal, state or local tax purposes; and (c) if Spectrum does not have access to an amount sufficient to satisfy its withholding requirement with respect to any payment, Spectrum may require Steward to pay to Spectrum an amount sufficient to satisfy Spectrum’s withholding obligation as a condition to Spectrum’s making such payment to Steward.

III. GENERAL RELEASE BY STEWARD. Except as set forth in Paragraph IV below or as otherwise set forth in this Agreement, Steward on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Spectrum, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with his employment or his termination of employment with Spectrum. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Wisconsin Fair Employment Act, Wis. Stats., §§ 111.31-111.395, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §§ 1981-1986, the Civil Rights Act of 1991, the Americans with Disabilities Act, all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort and whether under federal, state, or local law. For the avoidance of doubt, Steward acknowledges that the benefits provided in Exhibit B of the Agreement are in full satisfaction of any and all obligations of Spectrum under the Employment Agreement.

IV. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Steward may have (a) under any worker’s compensation law; (b) under any plan currently maintained by Spectrum that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Spectrum that provides health insurance continuation or conversion rights; (d) that Steward by law may not waive; (e) not arising out of or in connection with his employment or the termination of his employment; or (f) for indemnity for third party claims against Steward for actions taken while he was an employee or director of Spectrum, as provided under Wisconsin Statutes, Spectrum’s Charter, Spectrum’s by-laws, Spectrum’s Directors and Officers insurance policy, or otherwise. Pursuant to the terms of the applicable indemnification agreements and policies, Steward agrees to tender defense of any claims described in clause (f) of the preceding sentence, and be represented by counsel for Spectrum, unless there is a conflict of interest.

V. GENERAL RELEASE BY SPECTRUM. Except as set forth in Paragraph IV above or as otherwise set forth in this Agreement, Spectrum, on behalf of itself and the Released Parties, hereby releases and forever discharges Steward, on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown arising prior to or on the date of execution of this Agreement, including but not limited to any claims, demands, rights, liabilities, and causes of action arising or having arisen out of or in connection with Steward’s employment or his termination of employment with Spectrum, provided, however, that nothing in the release set forth in this Paragraph V (i) waives any claims that Spectrum or the Released Parties may have that Spectrum and/or the Released Parties by law may not waive or (ii) affects the purported shareholder derivative action filed in the Superior Court of Fulton County for the State of Georgia on November 6, 2006.

VI. COVENANT NOT TO SUE. Steward understands and agrees that this Agreement does prohibit Steward from initiating or participating in a lawsuit against the Released Parties for any claim released in Paragraph III and does prohibit Steward from recovering any money damages or any other moneys for himself for any claim released under Paragraph III through an action or proceeding brought by others. Steward further understands that if he violates any of the commitments he has made in this Agreement, Spectrum may discontinue or seek to recover all of the payments, benefits and other rights provided in exchange for acceptance of this Agreement.

VII. NON-DISPARAGEMENT. The parties agree not to make disparaging remarks to customers, suppliers or others about Spectrum’s business, products or employees, or about Steward. The foregoing shall not be construed to prevent a party from giving truthful testimony in any proceeding if required by law.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action they took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties’ respective rights and obligations.

IX. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

For notices and communications to Spectrum:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

For notices and communications to Steward:

Randall J. Steward

13380 Caminito Mar Villa

Del Mar, California 92014

X. PREVIOUS AGREEMENTS. Except as otherwise specifically provided in this Agreement, the Employment Agreement (other than Sections 6, 7 and 9 thereof) and all other agreements between the parties are hereby terminated and all rights and obligations thereunder are of no further force or effect. Steward understands and agrees that this document, Sections 6, 7 and 9 of the Employment Agreement, and the applicable indemnification agreements and policies contemplated by Paragraph IV above and Paragraph 6 of Exhibit B hereto contain the entire agreement between Steward and Spectrum relating to his employment with Spectrum, that this Agreement supersedes and displaces any prior agreements (other than Sections 6, 7 and 9 of the Employment Agreement and the applicable indemnification agreements and policies contemplated by Paragraph IV above and Paragraph 6 of Exhibit B hereto) and discussions between Steward and Spectrum relating to such matters and that he may not rely on any such prior agreements and discussions.

XI. GOVERNING LAW/DISPUTES. This Agreement will be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

XII. VOLUNTARY AGREEMENT. Steward acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of his choice.

XIII. CONSIDERATION AND REVOCATION PERIOD. Steward hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if he chose not to take the full twenty-one (21) days), and that he was encouraged by Spectrum to consult an attorney during said twenty-one (21) day period about this Agreement. Steward further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed. Steward further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation. Any revocation must be delivered to Spectrum in accordance with the Notice provisions set forth in Paragraph IX.

XIV. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this Paragraph XIV may be waived or modified in whole or in part as against Spectrum or Steward, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Spectrum and Steward and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.

XV. CAPTIONS. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

XVI. SEVERABILITY. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Spectrum Brands, Inc.		Randall J. Steward

By:	/s/ Kent J. Hussey	/s/ Randall J. Steward
Date: August 1, 2007		Date: August 1, 2007

EXHIBIT A

AMENDED & RESTATED

EMPLOYMENT AGREEMENT1

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Exhibit A is Omitted. A copy of Mr. Steward’s Amended and Restated Employment Agreement dated as of April 1, 2005, has been filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, filed with the SEC on December 14, 2005.

EXHIBIT B

SUMMARY OF CONSIDERATION TO STEWARD

PURSUANT TO PARAGRAPH II

1. Cash Payments. Steward will be entitled to cash payments from Spectrum, as follows:

A. Base salary continuation in an amount equal to $850,000, paid in accordance with the following schedule 24 equal monthly installments of $35,416.67 on August 15, 2007 and on the 15th day of each succeeding month until and including July 15, 2009.

B. A bonus payment for the fiscal year ending September 30, 2007, to be paid in 2007 when bonuses are otherwise payable to Spectrum employees under Spectrum’s Management Incentive Plan, in an amount equal to the amount that Steward would have received under the Employment Agreement for that fiscal year if his employment had not been terminated before the date on which this bonus payment is made.

C. On July 31, 2007, an amount equal to the value of Steward’s unused portion of his yearly four weeks of vacation.

The cash payments described above will be made net of any Federal, state or local income, employment or other taxes required to be withheld. For this purpose, Federal income taxes will be withheld on payments made pursuant to any section of this Exhibit B at a rate of 25 percent until the aggregate amount of supplemental wage payments made to Steward during the calendar year reaches $1,000,000; payments made during the remainder of the year will be subject to Federal income tax withholding at the rate of 35 percent.

2. Benefit Continuation. Steward will be entitled to participate in certain benefit programs maintained by Spectrum, as follows:

A. Welfare benefit plans: For the 24-month period beginning on August 1, 2007, Steward will be permitted to continue participating in the following plans at the same levels as those provided to Steward and his dependents by Spectrum on July 31, 2007, with the cost of each such benefit for any plan year to be borne by Steward and Spectrum in the same proportions as they are borne by then-current Executive Committee members and Spectrum for the plan year:

i.	Medical and dental insurance;

ii.	Life insurance;

iii.	Supplemental executive life insurance;

iv.	Long-term disability insurance; and

v.	Supplemental long-term disability insurance.

In addition, during the period beginning August 1, 2009 and ending on the last day of the month in which Steward attains age 65, Steward will be entitled to participate in the aforementioned plans maintained by Spectrum to the extent that Steward timely pays the full cost of coverage under the plan or plans, except that Steward may continue coverage under the life insurance plans beyond age 65 for so long as he pays the applicable premiums and the underlying insurance contracts allow.

Steward acknowledges that the provision of medical and dental insurance coverage pursuant to Paragraph 2(A)(i) above will satisfy Spectrum’s obligations to provide continuation coverage under Code section 4980B. In all cases, reimbursements of medical and dental expenses will be made in accordance with the terms and conditions of the plans maintained by Spectrum for its employees generally and, without limiting the foregoing, to the extent that Steward is provided medical and dental coverage after the end of the period during which Spectrum would be required to provide continuation coverage under Code section 4980B, reimbursements will be made no later than the last day of the calendar year after the year in which the reimbursable expense is incurred by Steward or his dependents.

B. Supplemental Executive Retirement Plan: Steward will continue to participate in Spectrum’s Supplemental Executive Retirement Plan (“SERP”), in accordance with the terms of the SERP, throughout the period ending on July 31, 2009. Steward previously elected to receive payout of his SERP balance on the next January 1 after his termination date. As a result of the application of Section 409A to the SERP with respect to Steward, the balance credited to Steward’s account under the SERP on January 1, 2008 (i.e., approximately $638,964.63) will be paid to Steward on February 1, 2008. In addition, the annual credit of $63,750 that will be made to Steward’s account under the SERP on October 1, 2008 will be paid to Steward on that date. Each of these payments will be made net of any Federal, state or local income, employment or other taxes required to be withheld.

3. Restricted Stock. Any restrictions still in effect with respect to any outstanding shares of restricted stock previously awarded to Steward will lapse in accordance with the provisions of the Restricted Stock Award Agreements evidencing the awards of such restricted stock. Notwithstanding the foregoing: (A) solely for the purpose of the Restricted Stock Award Agreement dated February 1, 2006, Steward will be treated as remaining actively employed by Spectrum until December 31, 2007; and (B) the restrictions on the shares awarded to Steward pursuant to that agreement dated April 1, 2005 pursuant to which 25,000 shares were awarded will lapse on October 1, 2008. (For the avoidance of doubt, the restricted shares awarded to Steward pursuant to that agreement dated April 1, 2005 pursuant to which 28,850 shares were awarded to Steward under Spectrum’s Super Bonus Plan will be forfeited on July 31, 2007.) Notwithstanding any restrictions on the transferability of these shares in effect at any relevant time, Spectrum will retain that number of shares having an aggregate fair market value as of Effective Date (and on any subsequent date as of which Steward is considered to have received income as a result of the lapsing of the substantial risk of forfeiture on any restricted shares) equal to the amount of Federal, state and local income, employment and other taxes required to be withheld on the relevant date. For this purpose, the fair market value of the shares on any date will be the average of the high and low trading prices of the shares on that date.

4. Stock Options. Any outstanding stock options issued to Steward that are forfeitable as of July 31, 2007 will be forfeited to Spectrum on that date. All other stock options will remain exercisable by Steward until July 31, 2008 in accordance with the terms of the agreements evidencing the awards of the stock options.

5. Company Car. Steward will be permitted to retain his company-provided car through July 31, 2008, at which time Steward will be entitled to purchase the car for its book value on that date.

6. D&O Insurance. Steward shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by Steward, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to Steward upon request.

7. Club Membership. Steward will be permitted to retain his Concourse Athletic Club Membership through July 31, 2009, with Spectrum paying the membership fees, but no other associated expenses, through that date.

8. Tax and Financial Planning. For the 24-month period beginning on August 1, 2007, Steward will be permitted to continue receiving tax and financial planning services at Spectrum’s expense at the same levels as those provided to Steward by Spectrum on July 31, 2007.

9. Outplacement Services. Spectrum will provide Steward with outplacement services for six months beginning on August 1, 2007 through an outplacement firm selected by Steward and Spectrum to the extent that the cost to Spectrum of these outplacement services does not exceed $12,000.

10. Legal Fees. Spectrum will reimburse Steward’s for legal fees in connection with the negotiation and preparation of this Agreement in the amount certified by Steward’s counsel to have been actually incurred, but not in excess of $20,000.00.

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